                                                Filed Pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-107535
             8 7/8% Senior Notes due 2010 CUSIP Nos. 749564 AA 8 and U76218 AA 1
                                      10 7/8% Senior Subordinated Notes due 2012
                                          CUSIP Nos. 749564 AC 4 and U76218 AB 9

                               R.H. DONNELLEY INC.

                  PROSPECTUS SUPPLEMENT DATED NOVEMBER 24, 2004
                     TO THE PROSPECTUS DATED AUGUST 1, 2003

         The selling security holders table on pages 28-47 of the prospectus, as amended, is hereby further amended to add and/or update the information regarding the following entities in the prospectus and their respective amounts of 8 7/8% senior notes due 2010 and 10 7/8% senior subordinated notes due 2012.

                                                Senior Notes                        Senior Subordinated Notes
                                   -------------------- -------------------- -------------------- --------------------
                                                        Principal Amount of  Principal Amount of   Principal Amount of
                                   Principal Amount of     Senior Notes      Senior Subordinated   Senior Subordinated
Name of Selling Security Holder     Senior Notes Owned        Offered            Notes Owned         Notes Offered
---------------------------------- -------------------- -------------------- -------------------- --------------------
Bear Stearns & Co. Inc.(1)....                      --                   --      $     7,350,000      $     7,350,000
BNL Gestioni SGR PA(2)........                      --                   --              605,000              605,000
Currency Hedged US High Yield
   Bond Fund (AOBA Life)(2)...                      --                   --              210,000              210,000
ELCA Board of Pensions High
   Yield - Social Purpose.....          $       50,000      $        50,000              225,000              225,000
ELCA Board of Pensions High
   Yield Unscreened...........                 100,000              100,000            1,525,000            1,525,000
IAM National Pension Fund.....                      --                   --            2,175,000            2,175,000
MacKay Shields Cayman Trust II(2)                   --                   --               80,000               80,000
The New York City Fire
   Department Pension Fund Sub
   Chapter Two................                 150,000              150,000                   --                   --
The New York City Police Pension
   Fund Sub Chapter Two.......                      --                   --              135,000              135,000
Public Employees' Retirement
   Association of Colorado(2).                      --                   --              885,000              885,000
Specialforeningen LIJ Invest..                      --                   --               25,000               25,000
Specialforeningen TRP-Invest..                      --                   --               25,000               25,000
Stichting Blue Sky(2).........                      --                   --              925,000              925,000
Wachovia Capital Markets LLC..                      --                   --            1,750,000            1,750,000

-------------------

(1) This selling security holder was an initial purchaser and joint book-running manager in the original private placement of the notes in December 2002.

(2) The inclusion of these selling security holders in the prospectus supercedes the previous listing in the prospectus for Pareto Partners as a selling security holder.